Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204776, 333-38849, 333-61998, 333-106203, 333-143907, 333-168041, 333-181426, 333-183863, and 333-189287 on Form S-8 and 333-181570 and 333-182277 on Form S-3 of our report dated June 12, 2018, relating to the consolidated financial statements comprised of the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements, of ECS Federal, LLC and subsidiaries appearing in this Current Report on Form 8-K/A of ASGN Incorporated dated June 15, 2018.

/s/ Aronson LLC
Rockville, Maryland
June 15, 2018